Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153103) pertaining to the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended, of our report dated February 29, 2016, with respect to the consolidated financial statements and schedule of LSB Industries, Inc. and the effectiveness of internal control over financial reporting of LSB Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Oklahoma City, Oklahoma

February 29, 2016